                                                               Exhibit 11.1



                Renal Treatment Centers, Inc. and Subsidiaries
         COMPUTATION OF NET INCOME PER COMMON SHARE AND NET INCOME PER
                        COMMON SHARE--ASSUMING DILUTION
                 for the quarter ended March 31, 1997 and 1996



                                                                           Three Months Ended
                                                                                 March 31,
                                                                          1997             1996
                                                                       ----------------------------
 Reconciliation of numerator:
 Net income for use in computing net income
 per common share                                                      $ 3,963,116      $ 1,458,597
 Add back interest on note, tax effected                                    34,122           67,665
                                                                       ----------------------------
 Adjusted net income for use in computing
 net income per common share--assuming dilution                        $ 3,997,238      $ 1,526,262
                                                                       ============================
 Reconciliation of denominator
 Weighted average number of shares outstanding for
 use in computing net income per common share                           24,509,763       24,036,542
 Weighted average shares assumed issued upon
 conversion of note                                                        441,191          661,501
 Dilutive effect of outstanding stock options                              751,657          766,102
                                                                       ----------------------------
 Weighted average number of common shares and
 equivalents outstanding--assuming dilution                             25,702,611       25,464,145
                                                                       ============================

 Net income per common share                                           $      0.15      $      0.06
                                                                       ============================
 Net income per common share--assuming dilution                        $      0.15      $      0.06
                                                                       ============================